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                                                                    EXHIBIT 10.7

                                     FORM OF
                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT (the "Agreement"), made this _____ day of _________, 2004, by and between KENTUCKY FIRST FEDERAL BANCORP, a federally chartered corporation (the "Company"), FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION, a federally chartered savings institution (the "Bank"), and TONY D. WHITAKER (the "Executive").

      WHEREAS, Executive serves the Company and the Bank in a position of substantial responsibility;

      WHEREAS, the Company and the Bank wish to assure the services of Executive for the period provided in this Agreement; and

      WHEREAS, Executive is willing to serve in the employ of the Bank on a full-time basis for said period.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

      1. EMPLOYMENT. Executive is employed as Chairman of the Board of Directors and Chief Executive Officer of the Company and as the President and Chief Executive Officer of the Bank. Executive shall perform all duties and shall have all powers which are commonly incident to those offices. During the term of this Agreement, Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary of the Company and the Bank and in such capacity will carry out such duties and responsibilities as are reasonably appropriate to that office.

      2. LOCATION AND FACILITIES. Executive will be furnished with the working facilities and staff customary for executive officers with the title and duties set forth in Section 1 and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for such offices.

      3. TERM.

      a. The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the date of this Agreement (the "Effective Date") and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

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      b.    Commencing on the first year anniversary date of this Agreement, and continuing on each anniversary thereafter, the disinterested members of the boards of directors of the Bank and the Company may extend the Agreement for an additional one-year period beyond the then effective expiration date, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with
            Section 19 of this Agreement. The Board of Directors of the Bank
            (the "Board") will review Executive's performance annually for purposes of determining whether to extend the Agreement and the rationale and results thereof shall be included in the minutes of the Board's meeting. The Board of Directors of the Bank shall give notice to Executive as soon as possible after such review as to whether the Agreement is to be extended.

      4. BASE COMPENSATION.

      a. The Company and the Bank agree to pay Executive during the term of this Agreement a base salary at the rate of $__________ per year, payable in accordance with customary payroll practices.

      b. The Board shall review annually the rate of Executive's base salary based upon factors they deem relevant, and may maintain or increase his salary, provided that no such action shall reduce the rate of salary below the rate in effect on the Effective Date.

      c. In the absence of action by the Board, Executive shall continue to receive salary at the annual rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board under the provisions of this Section 4.

      5. BONUSES. Executive shall be entitled to participate in discretionary bonuses or other incentive compensation programs that the Company and the Bank may award from time to time to senior management employees pursuant to bonus plans or otherwise.

      6. BENEFIT PLANS. Executive shall be entitled to participate in such life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements as may be approved from time to time by the Company and the Bank for the benefit of their employees.

      7. VACATION AND LEAVE. At such reasonable times as the Board shall in its discretion permit, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time, provided that:

      a. Executive shall be entitled to an annual vacation in accordance with the policies that the Board periodically establishes for senior management employees.

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      b.    Executive shall accumulate any unused vacation and/or sick leave from one fiscal year to the next, in either case to the extent authorized by the Board, provided that the Board shall not reduce previously accumulated vacation or sick leave.

      c. In addition to the above mentioned paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board may in its discretion determine. Further, the Board may grant Executive a leave or leaves or absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

      8. EXPENSE PAYMENTS AND REIMBURSEMENTS. Executive shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Company and the Bank.

      9. AUTOMOBILE ALLOWANCE. During the term of this Agreement, Executive may be entitled to an automobile allowance. In the event such automobile allowance is provided by the Company or the Bank, Executive shall comply with reasonable reporting and expense limitations on the use of such automobile as may be established by the Company or the Bank from time to time, and the Company or the Bank shall annually include on Executive's Form W-2 any amount of income attributable to Executive's personal use of such automobile.

      10. LOYALTY AND CONFIDENTIALITY.

      a. During the term of this Agreement and except for illnesses, reasonable vacation periods, and reasonable leaves of absence,
            Executive: (i) shall devote his full business time, attention, skill, and efforts to the faithful performance of his duties hereunder; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations which will not present any conflict of interest with the Company or the Bank or any of their subsidiaries or affiliates or unfavorably affect the performance of Executive's duties pursuant to this Agreement, or violate any applicable statute or regulation and (ii) shall not engage in any business or activity contrary to the business affairs or interests of the Company or the Bank. "Full business time" is hereby defined as that amount of time usually devoted to like companies and institutions by similarly situated executive officers.

      b. Nothing contained in this Agreement shall prevent or limit Executive's right to invest in the capital stock or other securities of any business dissimilar from that of the Company and the Bank, or, solely as a passive, minority investor, in any business.

      c. Executive agrees to maintain the confidentiality of any and all information concerning the operation or financial status of the Company and the Bank; the names

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            or addresses of any of its borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Company and the Bank to which he may be exposed during the course of his employment. Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor shall he employ such information in any way other than for the benefit of the Company and the Bank.

      11. TERMINATION AND TERMINATION PAY. Subject to Section 12 of this Agreement, Executive's employment under this Agreement may be terminated in the following circumstances:

      a. Death. Executive's employment under this Agreement shall terminate upon his death during the term of this Agreement, in which event Executive's estate shall be entitled to receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

      b. Retirement. This Agreement shall be terminated upon Executive's retirement under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement or otherwise.

      c.    Disability.

            i. The Board or Executive may terminate Executive's employment after having determined Executive has a Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity that impairs Executive's ability to substantially perform his duties under this Agreement and that results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Company or the Bank (or, if there are no such plans in effect, that impairs Executive's ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board shall determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant. As a condition to any benefits, the Board may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

            ii. In the event of such Disability, Executive shall be entitled to the compensation and benefits provided for under this Agreement for (1) any period during the term of this Agreement and prior to the establishment of Executive's Disability during which Executive is unable to work due to the physical or mental infirmity, and (2) any period of Disability which is prior to Executive's termination of employment pursuant to this Section 11c.; provided, however, that any benefits paid pursuant to the Company's or the

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                  Bank's long-term disability plan will continue as provided in such plan without reduction for payments made pursuant to this Agreement. During any period that Executive receives disability benefits and to the extent that Executive shall be physically and mentally able to do so, he shall furnish such information, assistance and documents so as to assist in the continued ongoing business of the Company and the Bank and, if able, he shall make himself available to the Company and the Bank to undertake reasonable assignments consistent with his prior position and his physical and mental health. The Company or the Bank shall pay all reasonable expenses incident to the performance of any assignment given to Executive during the Disability period.

      d.    Termination for Cause.

            i. The Board may, by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time, for "Cause." Executive shall have no right to receive compensation or other benefits for any period after termination for Cause except for vested benefits. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive's:

                  (1)   Personal dishonesty;

                  (2)   Incompetence;

                  (3)   Willful misconduct;

                  (4)   Breach of fiduciary duty involving personal profit;

                  (5) Intentional failure to perform stated duties under this Agreement;

                  (6) Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Company or the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

                  (7) Material breach by Executive of any provision of this Agreement.

            ii. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of such Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), of finding that, in the

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                  good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars thereof.

      e. Voluntary Termination by Executive. In addition to his other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least ninety (90) days' prior written notice to the Board, in which case Executive shall receive only his compensation, vested rights and employee benefits up to the date of his termination.

      f.    Without Cause or With Good Reason.

            i. In addition to termination pursuant to Sections 11a. through 11e., the Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination "Without Cause") and Executive may, by written notice to the Board, immediately terminate this Agreement at any time within ninety (90) days following an event constituting "Good Reason," as defined below (a termination "With Good Reason").

            ii. Subject to Section 12 of this Agreement, in the event of termination under this Section 11f., Executive shall be entitled to receive his base salary for the remaining term of the Agreement paid in one lump sum within ten (10) calendar days of such termination. Also, in such event, Executive shall, for the remaining term of the Agreement, receive the benefits he would have received during the remaining term of the Agreement under any retirement programs (whether tax-qualified or non-qualified) in which Executive participated prior to his termination (with the amount of the benefits determined by reference to the benefits received by Executive or accrued on his behalf under such programs during the twelve (12) months preceding his termination) and continue to participate in any benefit plans of the Company or the Bank that provide health (including medical and dental), life or disability insurance, or similar coverage, upon terms no less favorable than the most favorable terms provided to senior executives of the Company or the Bank during such period. In the event that the Company or the Bank are unable to provide such coverage by reason of Executive no longer being an employee, the Company or the Bank shall provide Executive with comparable coverage on an individual policy basis.

            iii. "Good Reason" shall exist if, without Executive's express written consent, the Company and the Bank materially breach any of their respective obligations under this Agreement. Without limitation, such a material breach shall be deemed to occur upon any of the following:

                  (1) A material reduction in Executive's responsibilities or authority in connection with his employment with the Company or the Bank;

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                  (2)   Assignment to Executive of duties of a non-executive
                        nature or duties for which he is not reasonably equipped by his skills and experience;

                  (3) Failure of Executive to be nominated or renominated to the Company's Board;

                  (4) A reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 12 of this Agreement, any reduction in salary or material reduction in benefits below the amounts to which Executive was entitled prior to the Change in Control;

                  (5) Termination of incentive and benefit plans, programs or arrangements, or reduction of Executive's participation to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

                  (6) A requirement that Executive relocate his principal business office or his principal place of residence outside of the area consisting of a thirty (30) mile radius from the current main office and any branch of the Bank, or the assignment to Executive of duties that would reasonably require such a relocation; or

                  (7)   Liquidation or dissolution of the Company or the Bank.

            iv. Notwithstanding the foregoing, a reduction or elimination of Executive's benefits under one or more benefit plans maintained by the Company and the Bank as part of a good faith, overall reduction or elimination of such plans or benefits thereunder applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law) shall not constitute an event of Good Reason or a material breach of this Agreement, provided that benefits of the type or to the general extent as those offered under such plans prior to such reduction or elimination are not available to other officers of the Company and the Bank or any company that controls either of them under a plan or plans in or under which Executive is not entitled to participate.

      g. Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination by the Company and the Bank or Executive pursuant to
            Section 11f.:

            i. Executive's obligations under Section 10c. of this Agreement will continue in effect; and

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            ii.   During the period ending on the first anniversary of such
                  termination, Executive shall not serve as an officer, director or employee of any bank holding company, bank, savings bank, savings and loan holding company, or mortgage company (any of which shall be a "Financial Institution") which Financial Institution offers products or services competing with those offered by the Bank from any office within fifty (50) miles from the main office or any branch of the Bank and shall not interfere with the relationship of the Company and the Bank and any of its employees, agents, or representatives.

      12. TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL.

      a. For purposes of this Agreement, a "Change in Control" means any of the following events:

            i. Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

            ii. Acquisition of Significant Share Ownership: The Company files, or is required to file, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company's voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

            iii. Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the Board (or first nominated by the Board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

            iv. Sale of Assets: The Company sells to a third party all or substantially all of its assets.

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            Notwithstanding anything in this Agreement to the contrary, in no event shall the conversion of the Bank from mutual to stock form constitute a "Change in Control" for purposes of this Agreement.

      b. Termination. If within the period ending two years after a Change in Control, (i) the Company and the Bank shall terminate Executive's employment Without Cause, or (ii) Executive voluntarily terminates his employment with Good Reason, the Company and the Bank shall, within ten calendar days of the termination of Executive's employment, make a lump-sum cash payment to him equal to three times Executive's average Annual Compensation over the five (5) most recently completed calendar years ending with the year immediately preceding the effective date of the Change in Control. In determining Executive's average Annual Compensation, Annual Compensation shall include base salary and any other taxable income, including, but not limited to, amounts related to the granting, vesting or exercise of restricted stock or stock option awards, commissions, bonuses (whether paid or accrued for the applicable period), as well as retirement benefits, director or committee fees and fringe benefits paid or to be paid to Executive or paid for Executive's benefit during any such year, profit sharing, employee stock ownership plan and other retirement contributions or benefits, including to any tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive for such years. The cash payment made under this Section 12b. shall be made in lieu of any payment also required under Section 11f. of this Agreement because of a termination in such period. Executive's rights under
            Section 11f. are not otherwise affected by this Section 12. Also, in such event, Executive shall, for a thirty-six (36) month period following his termination of employment, receive the benefits he would have received over such period under any retirement programs (whether tax-qualified or non-tax-qualified) in which Executive participated prior to his termination (with the amount of the benefits determined by reference to the benefits received by Executive or accrued on his behalf under such programs during the twelve (12) months preceding the Change in Control) and continue to participate in any benefit plans of the Company or the Bank that provide health (including medical and dental), life or disability insurance, or similar coverage upon terms no less favorable than the most favorable terms provided to senior executives during such period. In the event that the Company or the Bank are unable to provide such coverage by reason of Executive no longer being an employee, the Company or the Bank shall provide Executive with comparable coverage on an individual policy basis or the cash equivalent.

c. The provisions of Section 12 and Sections 14 through 25, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or two years following a Change in Control.

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13. INDEMNIFICATION AND LIABILITY INSURANCE.

      a. Indemnification. The Company and the Bank agree to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or Executive of the Company, the Bank or any of their subsidiaries (whether or not he continues to be a director or Executive at the time of incurring any such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, and attorneys' fees and the costs of reasonable settlements, such settlements to be approved by the Board, if such action is brought against Executive in his capacity as an Executive or director of the Company and the Bank or any of their subsidiaries. Indemnification for expenses shall not extend to matters for which Executive has been terminated for Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 13 shall survive the term of this Agreement by a period of six (6) years.

      b. Insurance. During the period in which indemnification of Executive is required under this Section, the Company and the Bank shall provide Executive (and his heirs, executors, and administrators) with coverage under a directors' and officers' liability policy at the expense of the Company and the Bank, at least equivalent to such coverage provided to directors and senior executives of the Company and the Bank.

14. REIMBURSEMENT OF EXECUTIVE'S EXPENSES TO ENFORCE THIS AGREEMENT. The Company and the Bank shall reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorney's fees, incurred by Executive in connection with successful enforcement by Executive of the obligations of the Company and the Bank to Executive under this Agreement. Successful enforcement shall mean the grant of an award of money or the requirement that the Company and the Bank take some action specified by this Agreement: (i) as a result of a court order; or (ii) otherwise by the Company and the Bank following an initial failure of the Company and the Bank to pay such money or take such action promptly after written demand therefor from Executive stating the reason that such money or action was due under this Agreement at or prior to the time of such demand.

15. LIMITATION OF BENEFITS UNDER CERTAIN CIRCUMSTANCES. If the payments and benefits pursuant to Section 12 of this Agreement, either alone or together with other payments and benefits which Executive has the right to receive from the Company and the Bank, would constitute a "parachute payment" under Section 280G of the Code, the payments and benefits pursuant to Section 12 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 12 being non-deductible to the Company and the Bank pursuant to
Section 280G of the Code and subject to

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the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 12 shall be based upon the opinion of the Company and the Bank's independent public accountants and paid for by the Company and the Bank. In the event that the Company, the Bank and/or Executive do not agree with the opinion of such counsel, (i) the Company and the Bank shall pay to Executive the maximum amount of payments and benefits pursuant to Section 12, as selected by Executive, which such opinion indicates there is a high probability do not result in any of such payments and benefits being non-deductible to the Company and the Bank and subject to the imposition of the excise tax imposed under Section 4999 of the Code and (ii) the Company and the Bank may request, and Executive shall have the right to demand that they request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 12 have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Company and the Bank, but in no event later than thirty (30) days from the date of the opinion of counsel referred to above, and shall be subject to Executive's approval prior to filing, which shall not be unreasonably withheld. The Company, the Bank and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in
Section 7872(f)(2) of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 12 hereof, or a reduction in the payments and benefits specified in Section 12 below zero.

16. INJUNCTIVE RELIEF. If there is a breach or threatened breach of Section 11g. of this Agreement or the prohibitions upon disclosure contained in Section 10c. of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and that the Company and the Bank shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy hereunder for such breach. The parties hereto likewise agree that Executive, without limitation, shall be entitled to injunctive relief to enforce the obligations of the Company and the Bank under this Agreement.

17. SUCCESSORS AND ASSIGNS.

      a. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company and the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company and the Bank.

      b. Since the Company and the Bank are contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company and the Bank.

18. NO MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

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19. NOTICES. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company and/or the Bank at their principal business offices and to Executive at his home address as maintained in the records of the Company and the Bank.

20. NO PLAN CREATED BY THIS AGREEMENT. Executive, the Company and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

21. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22. APPLICABLE LAW. Except to the extent preempted by federal law, the laws of the State of Kentucky shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

23. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

24. HEADINGS. Headings contained herein are for convenience of reference only.

25. ENTIRE AGREEMENT. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6.

26. REQUIRED PROVISIONS. In the event any of the foregoing provisions of this
Section 26 are in conflict with the terms of this Agreement, this Section 26 shall prevail.

      a. The Bank may terminate Executive's employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause as defined in Section 7 of this Agreement.

      b. If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(3)

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

            or (g)(1); the Bank's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

      c. If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

      d. If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

      e. All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee), the FDIC or the Resolution Trust Corporation, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

      f. Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and 12 C.F.R. Section 545.121 and any rules and regulations promulgated thereunder.

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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

ATTEST:                               KENTUCKY FIRST FEDERAL BANCORP

_______________________               By:_______________________________________
Corporate Secretary                      For the Entire Board of Directors

ATTEST:                               FIRST FEDERAL SAVINGS & LOAN ASSOCIATION

_______________________               By:_______________________________________
Corporate Secretary                      For the Entire Board of Directors

WITNESS:                              EXECUTIVE

_______________________               By:_______________________________________
Corporate Secretary                      Tony D. Whitaker

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